UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	December 6, 2004 (November 30, 2004)
WELLSFORD REAL PROPERTIES, INC.

(Exact Name of Registrant as Specified in Charter)
Maryland

(State or Other Jurisdiction of Incorporation)
1-12917	13-3926898

(Commission File Number)	(IRS Employer Identification No.)
535 Madison Avenue, New York, NY	10022

(Address of Principal Executive Offices)	(Zip Code)
(212) 838-3400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 30, 2004, Wellsford Real Properties, Inc. (the “Company”) closed on its sale of its 51.09% interest in Second Holding Company, LLC (“Second Holding”) for $15 million in cash. The Company sold this interest to an affiliate of The Liberty Hampshire Company, L.L.C., a 10% partner in Second Holding.

Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits
	99.1	Wellsford Real Properties, Inc. press release issued December 6, 2004, announcing the closing of the sale of its joint venture interest in Second Holding.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
WELLSFORD REAL PROPERTIES, INC.

	By:	/s/ James J. Burns
James J. Burns Senior Vice President, Chief Financial Officer
Date: December 6, 2004

Exhibit 99.1
WELLSFORD REAL PROPERTIES, INC. 535 MADISON AVENUE• 26TH FLOOR • NEW YORK • NY 10022 212-838-3400 FAX 212-421-7244
FOR IMMEDIATE RELEASE:
WELLSFORD REAL PROPERTIES, INC. ANNOUNCES CLOSING ON SALE OF JOINT VENTURE INTEREST

NEW YORK, December 6, 2004—Wellsford Real Properties, Inc. (AMEX: WRP) announced today that it closed the sale of its 51.09% interest in Second Holding Company, LLC (“Second Holding”) for $15 million in cash. WRP sold this interest to an affiliate of The Liberty Hampshire Company, L.L.C., a 10% partner in Second Holding.

Commenting on the transaction, Jeffrey H. Lynford, Chairman of WRP, stated, “This continues our efforts to sell illiquid investments. As a result of this transaction, WRP currently has approximately $97 million of cash and U.S. Government securities on its balance sheet.”

WRP is a real estate merchant banking firm headquartered in New York City, which acquires, develops, finances and operates real properties and organizes and invests in private and public real estate companies.

Press Contact:	Mark P. Cantaluppi Vice President - Chief Accounting Officer & Director of Investor Relations Wellsford Real Properties, Inc. (212) 838-3400

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